Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated September 28, 2017 relating to the consolidated financial statements of Precision Optics Corporation, Inc. and subsidiaries for the year ended June 30, 2017 included in this Form 10-K, into the Company’s previously filed Registration Statement Nos. 333-110946, 333-128628, 333-177330, and 333-203524 on Form S-8.

/s/ Stowe & Degon LLC

September 28, 2017

Westborough, Massachusetts